Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-64154) of Wyeth of our report dated June 20, 2007 relating to the financial statements and the supplemental schedule of the Wyeth Union Savings Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP
Florham Park, New Jersey

June 20, 2007